                                                                      EXHIBIT 11

                               ALLEN TELECOM INC.
                               ------------------
                         EARNINGS PER COMMON SHARE DATA
                         ------------------------------
                             (Amounts in Thousands)


Net income and common shares used in the calculations of earnings per common share were computed as follows:


                                                             THREE MONTHS ENDED                     SIX MONTHS ENDED
                                                                  JUNE 30,                              JUNE 30,
                                                      ----------------------------------    ---------------------------------
                                                           1997               1996               1997               1996
                                                      ---------------    ---------------    ---------------     -------------
Income:
-------

    Net income applicable to common
        stock - primary                                      $ 6,734            $ 5,137           $ 13,760           $ 9,382
                                                      ===============    ===============    ===============     =============
Common Shares:
--------------

    Weighted average outstanding
         common shares                                        26,829             26,419             26,741            26,401

    Dilutive common stock options                                392                779                385               674
                                                      ---------------    ---------------    ---------------     -------------

    Common shares - primary                                   27,221             27,198             27,126            27,075

    Additional common shares issuable
         for stock options                                        --                 --                 15                 1
                                                      ---------------    ---------------    ---------------     -------------

   Common shares - fully diluted                              27,221             27,198             27,141            27,076
                                                      ===============    ===============    ===============     =============


This calculation of fully diluted earnings per common share is submitted in accordance with Regulation S-K Item 601 (b) (11) although not required for income statement presentation because it results in dilution of less than 3 percent.


                                       18